Exhibit 99.1

On April 25, 2018 (absent a Failed Remarketing), the class A-7A and class A-7B notes will be reset from their current terms to the following terms, which terms will be applicable until final maturity date for the class A-7A and class A-7B notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing memorandum):

	Class A-7A Notes	Class A-7B Notes

Original principal amount	$250,000,000	$250,000,000
Current outstanding principal amount	$250,000,000	$250,000,000
Principal amount being remarketed(1)	$203,982,000(2)	$250,000,000
Remarketing Terms Determination Date	April 13, 2018	April 13, 2018
Notice Date(3)	April 17, 2018	April 17, 2018
Spread Determination Date(4)	April 20, 2018	April 20, 2018
Current reset date	April 25, 2018	April 25, 2018
All Hold Rate	N/A	N/A
Next applicable reset date	N/A(5)	N/A(5)
Interest rate mode	Floating	Floating
Index	Three-Month LIBOR(6)	Three-Month LIBOR(6)
Spread	Plus 0.60%	Plus 0.60%
Day-count basis	Actual/360	Actual/360
Weighted average remaining life	(7)	(7)
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(1) Subject to any payment of principal made to the class A-7A and class A-7B notes, as applicable, on the April 25, 2018 distribution date.
(2) Excludes the $46,018,000 current principal amount of the class A-7A notes for which hold notices were submitted.
(3) Unless an existing class A-7A or class A-7B noteholder, as applicable, submitted a Hold Notice to one of the remarketing agents prior to 12:00 p.m., (noon), New York City time, on the Notice Date, such notes have been irrevocably deemed to have been tendered for remarketing.
(4) The applicable Spread was be determined on April 20, 2018.
(5)  Absent a failed remarketing of the class A-7A or class A-7B notes, there will be no subsequent reset dates for the class A-7A or class A-7B notes, as applicable.
(6)  Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—Determination of Indices—LIBOR” in the remarketing memorandum.
(7) The projected weighted average remaining lives to maturity for the class A-7A and class A-7B notes under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Remaining Life and Expected Maturity of the Class A-7A and Class A-7B Notes” attached as Exhibit I to the remarketing memorandum.